Exhibit 99.1

Tenon® Medical Reports Fourth Quarter and Full Year 2025 Financial Results

~ Fourth Quarter 2025 Revenue of $1.5 Million, a 92% Increase Compared to Prior Year ~

~ Record Full Year 2025 Revenue of $3.9 Million, a 20% Increase compared to Prior Year, Driven by Strong Second Half Momentum ~

~ Record Full Year 2025 Gross Profit of $2.4 Million, a 38% Increase Compared to Prior Year ~

~ Secured FDA 510(k) Clearance For its Next-Generation SImmetry®+ SI Joint Fusion System ~

~ Completed Initial SImmetry®+ Procedures at Centers of Excellence, Advancing Commercial Rollout and Supporting Early Surgeon Adoption ~

Los Gatos, CA – March 19, 2026 – Tenon Medical, Inc. (NASDAQ: TNON) (“Tenon Medical” or the “Company”), a company redefining care for patients suffering from sacro-pelvic disorders, today reported financial results for the fourth quarter and year ended December 31, 2025.

Financial Results and Business Updates

●	Fourth Quarter 2025 Results:

o	Record revenue of $1.5 million, an increase of 92% compared to $0.8 million in the fourth quarter of 2024.

o	Gross profit of $1.0 million, an increase of 188% compared to $0.4 million in the fourth quarter of 2024.

o	Gross margin of 69%, a twenty-three percentage point improvement from 46% in the fourth quarter of 2024.

●	Full Year 2025 Results:

o	Record revenue of $3.9 million, a 20% increase compared to $3.3 million in 2024.

o	Gross profit of $2.4 million, a 38% increase compared to $1.7 million in 2024.

o	Gross margin of 60%, an eight percentage point improvement from 52% in 2024.

●	Tenon received FDA 510(k) clearance for its next-generation SImmetry®+ SI Joint Fusion System, expanding its portfolio to include a complementary lateral approach. This clearance broadens the Company’s addressable market and enhances its ability to support diverse surgeon preferences and patient anatomies.

●	The Company completed a $2.85 million At-The-Market PIPE financing in Q4 2025 to strengthen its balance sheet and support strategic growth initiatives. The additional capital provides flexibility to advance product launches, expand commercial operations, and fund clinical development efforts.

●	Tenon successfully completed initial SImmetry®+ procedures at Centers of Excellence, marking an important step in the system’s commercial rollout. Early clinical experience reinforces surgeon confidence and supports broader market expansion in the quarters ahead.

●	Hosted 24 physicians in targeted training sessions for both Catamaran® and SImmetry® within the fourth quarter

Subsequent Updates

●	Announced the closing of private placement of senior convertible notes offering for gross proceeds of $4.3 million in March 2026. Net proceeds are expected to fund continued commercial expansion, upcoming product launches, clinical studies, working capital and general corporate purposes.

●	Announced the expansion of our intellectual property portfolio with multiple Notices of Allowance from the U.S. Patent and Trademark Office, further strengthening protection around our Catamaran® and SImmetry® technologies and bringing our global estate to 29 issued U.S. patents, nine international patents, and 31 pending applications. We believe that this enhanced IP position reinforces the defensibility of our platform and supports our long-term growth and competitive differentiation as adoption continues to accelerate.

“Our fourth quarter marked a significant period for Tenon, highlighted by FDA clearance of SImmetry®+, successful early clinical experience, record procedure growth, and continued commercial expansion,” said Steve Foster, President and Chief Executive Officer of Tenon Medical. “We not only broadened our SI joint fusion platform to support multiple surgical approaches, but we also strengthened our balance sheet and, subsequent to quarter end, expanded our intellectual property estate, further reinforcing the long-term defensibility of our technology.”

“As we enter 2026, we are building on this momentum with accelerating adoption, improving field productivity, and a tightening cost structure that enhances operating leverage. With a differentiated portfolio, growing surgeon engagement, and a strengthened competitive position, we believe Tenon is well positioned to drive sustainable growth and deliver increasing value to patients, providers, and shareholders.” concluded Mr. Foster.

Fourth Quarter & Full Year 2025 Financial Results

Revenue was $1.5 million in the fourth quarter of 2025, an increase of 92% compared to $0.8 million in the same period of 2024. Revenue for the year ended December 31, 2025, was $3.9 million, an increase of 20% compared to $3.3 million in the year ended December 31, 2024. The increase in revenue for the year ended December 31, 2025 as compared to 2024 was primarily due to an increase in the number of surgical procedures in the back half of 2025 across both the Catamaran® and SImmetry®+ platforms, driven primarily by the adoption of new physician users.

Gross profit was $1.0 million, or 69% of revenue, in the fourth quarter of 2025, compared to $0.4 million, or 46% of revenue, in the fourth quarter of 2024. For the year ended December 31, 2025, gross profit was $2.4 million, or 60% of revenues, compared to $1.7 million, or 52% of revenue, for the year ended December 31, 2024. The eight percentage point gross margin improvement for the year ended December 31, 2025 was primarily driven by higher revenue in the second half of 2025, driving further absorption of fixed costs within cost of goods sold.

Operating expenses totaled $3.9 million in the fourth quarter of 2025, compared to $3.5 million in the fourth quarter of 2024. For the year ended December 31, 2025, operating expenses totaled $15.2 million compared to $15.5 million in the prior year period. The increase in the three months ended December 31, 2025, was primarily due to higher variable expenses within sales and marketing, driven by increased revenue in the period, while the decrease for the year ended December 31, 2025 was due to reduced general and administrative expenses, partially offset by increased sales and marketing investment to support increased sales and continued commercial expansion.

Net loss was $2.8 million, or $0.29 per share, in the fourth quarter of 2025, compared to a net loss of $3.1 million, or $0.98 per share, in the fourth quarter of 2024. For the year ended December 31, 2025, net loss was $12.6 million, or $1.70 per share, compared to a net loss of $13.7 million, or $11.26 per share, in the same year ago period. The year-over-year improvement in both periods was largely driven by increased revenue and reduced operating expenses fortifying operating leverage.

As of December 31, 2025, cash and cash equivalents totaled $3.8 million, compared to $6.5 million at December 31, 2024. The Company had no outstanding debt as of quarter-end, positioning it to continue executing on its strategic initiatives, including the development and launch of the acquired SiVantage assets and expanding the commercial team.

Fourth Quarter 2025 Earnings Conference Call

Management will host a conference call at 4:30 p.m. ET (1:30 p.m. PT) today, March 19, 2026, to discuss Tenon’s fourth quarter and full year 2025 financial results, provide a corporate update, and conclude with Q&A with the Company’s covering analyst. To participate, please use the following information:

Date:	Thursday, March 19, 2026
Time:	4:30 p.m. Eastern time
Dial-in:	1-877-407-0792
International Dial-in:	1-201-689-8263
Webcast:	TNON Conference Call

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

An audio playback of the call will be available through April 22, 2026, on Tenon’s Investor Relations website at http://ir.tenonmed.com/ or via telephone replay by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13758268.

About Tenon Medical, Inc.

Tenon Medical, Inc. is a medical device company founded in 2012 and committed to developing novel technologies for patients suffering from debilitating SI joint pain and dysfunction. The Company markets the Catamaran® and SImmetry+® SI Joint Fusion Systems, which offer a novel, less invasive approach to treating SI joint disease. Together, these platforms uniquely position Tenon with multiple surgical approaches, lateral and inferior-posterior, both designed to be minimally invasive, enable authentic arthrodesis, and supported by robust clinical evidence, including the published prospective Mainsail™ and EVoluSIon™ SI joint fusion studies. These differentiated technologies enable physicians to customize treatment plans through an innovative portfolio spanning SI joint fusion, spinal fusion, and deformity adjuncts, each solution engineered to deliver fusion outcomes more reliably. This multi-platform, multi-approach strategy strengthens Tenon’s competitive advantage in the expanding SI joint fusion market and underscores the Company’s commitment to delivering proven, durable outcomes for physicians and patients. Tenon is focused on three commercial opportunities in the SI joint market: 1) primary SI joint procedures, 2) revision of failed SI joint implants, and 3) augmenting spinal fusion. For more information, please visit www.tenonmed.com.

The Tenon Medical logo shown above, and Catamaran®, PiSIF®, CAT PiSIF®, ETAD®, Posterior Inferior Sacroiliac Fusion®, CAT SIJ Fusion System®, Catamaran SIJ Fusion System®, Catamaran Inferior Posterior Fusion System®, Catamaran Transfixation Fusion System®, Catamaran Transfixation Fusion Device®, SImmetry® are registered trademarks of Tenon Medical, Inc. MAINSAILTM, and SImmetry+ are also trademarks of Tenon Medical, Inc.

Safe Harbor

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking often contains words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. These forward-looking statements, include, but are not limited to, statements regarding the completion of the Offering, the satisfaction of customary closing conditions related to the Offering and the anticipated use of proceeds therefrom. Such statements are based on Tenon’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause Tenon’s actual results to be materially different than those expressed in any forward-looking statements, please review Tenon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and updated from time to time in our Form 10-Q filings and in our other public filings on file with the SEC at www.sec.gov, particularly the information contained in the section entitled “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

Investor Contact

Shannon Devine

MZ North America

203-741-8811

tenon@mzgroup.us

Tenon Medical, Inc.

Condensed Balance Sheets (Unaudited)

(In thousands, except share data)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$3,756	$6,535
Accounts receivable, net	1,698	863
Inventory, net	1,054	606
Prepaid expenses and other current assets	260	206
Total current assets	6,768	8,210
Property and equipment, net	918	752
Deposits	51	51
Operating lease right-of-use asset	131	399
Deferred offering costs	—	431
Intangible assets, net	485	—
Goodwill	2,407	—
TOTAL ASSETS	$10,760	$9,843

Liabilities and Stockholders’ EQUITY
Current liabilities:
Accounts payable	$845	$369
Accrued expenses	1,637	910
Current portion of accrued commissions	590	303
Current portion of operating lease liability	141	287
Total current liabilities	3,213	1,869
Accrued commissions, net of current portion	1,514	1,862
Operating lease liability, net of current portion	—	141
Contingent consideration	993	—
Total liabilities	5,720	3,872

Stockholders’ equity:
Series A convertible preferred stock, $0.001 par value; 4,500,000 shares authorized at December 31, 2025 and 2024; 204,159 and 256,968 shares issued and outstanding at December 31, 2025 and 2024, respectively	2,622	3,300
Series B convertible preferred stock, $0.001 par value; 491,222 shares authorized at December 31, 2025 and 2024; 86,454 shares issued and outstanding at December 31, 2025 and 2024, respectively	452	452
Common stock, $0.001 par value; 130,000,000 shares authorized at December 31, 2025 and 2024; 10,851,273 and 3,138,804 shares issued and outstanding at December 31, 2025 and 2024, respectively	11	3
Additional paid-in capital	83,257	70,962
Accumulated deficit	(81,302)	(68,746)
Total stockholders’ equity	5,040	5,971
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,760	$9,843

Tenon Medical, Inc.

Condensed Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except per share data)

	Years Ended December 31,
	2025	2024
Revenue	$3,944	$3,277
Cost of sales	1,586	1,566
Gross Profit	2,358	1,711

Operating Expenses
General and administrative	6,975	7,765
Sales and marketing	6,026	5,109
Research and development	2,149	2,603
Total Operating Expenses	15,150	15,477

Loss from Operations	(12,792)	(13,766)

Other Income (Expense)
Gain on investments	236	183
Interest expense	—	(34)
Other expense, net	—	(56)
Total Other Income (Expense), net	236	93
Net Loss	$(12,556)	$(13,673)
Net Loss Per Share of Common Stock
Basic and diluted	$(1.70)	$(11.26)

Weighted-Average Shares of Common Stock Outstanding
Basic and diluted	7,384	1,214

Statements of Comprehensive Loss:
Net loss	$(12,556)	$(13,673)
Foreign currency translation adjustment	—	46
Total Comprehensive Loss	$(12,556)	$(13,627)